Exhibit 99.1

1155 Battery Street, San Francisco, CA 94111

	Contact:	Jeff Beckman
For Immediate Release		Levi Strauss & Co.
(415) 501-1698
Levi Strauss & Co. Elects Vanessa Castagna and Stephen Neal to Board
SAN FRANCISCO (October 4, 2007) — Levi Strauss & Co. (LS&CO.) today announced the election of two additional members to its board of directors: Vanessa Castagna, a seasoned retail executive, and Stephen Neal, the chairman and chief executive officer of Cooley Godward Kronish LLP. The company also said that Pat House, a current LS&CO. director, was stepping down from LS&CO.’s board at the end of this year.
Vanessa Castagna
“Vanessa brings 34 years of retail experience, including senior leadership positions at Mervyns, JCPenney and Wal-Mart,” said LS&CO.’s chairman Bob Haas. “We will benefit from Vanessa’s perspectives on both the wholesale side of our business, which represents the majority of our sales, as well as on our growing retail operations around the world. Vanessa’s a seasoned leader who will add tremendous value to our strategic discussions and board deliberations.”
Castagna, 58, most recently led Mervyns department stores as its executive chairwoman of the board from 2005 until earlier this year. Prior to Mervyns, Castagna served as chairman and chief executive officer of JCPenney Stores, Catalog and Internet from 2002 through 2004. She joined JCPenney in 1999 as chief operating officer, and was both president and COO in 2001. Castagna’s extensive retail career includes senior-level merchandising positions at retail companies including Wal-Mart, Marshall’s and Target. Castagna joined Lazarus, a division of Federated Department Stores, in 1972, after she was graduated from Purdue University in 1971.
“I have a deep and very positive connection to Levi Strauss & Co. going back more than two decades,” said Castagna. “Levi’s® is a legendary and enduring global brand, and I am excited and honored about the opportunity to work with the company’s leadership team and board to help drive future growth and shareholder value.”
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LS&CO. Elects New Board Members/Add One
October 4, 2007
Castagna was listed for four consecutive years as one of Fortune magazine’s “50 Most Powerful Women in Business” and for two years as one of Forbes magazines “100 Most Powerful Women.” Castagna is a fundraiser for the Children’s Miracle Network and the New York University Medical Center’s Rusk Institute. She is also involved with the Boys and Girls Clubs of America, the American Cancer Society, the American Red Cross, the March of Dimes and the United Way.
Stephen Neal
Stephen Neal, 58, is the chairman and chief executive officer of the law firm Cooley Godward Kronish. In addition to his extensive experience as a trial lawyer on a broad range of corporate issues, Neal has represented and advised numerous boards of directors, special committees of boards and individual directors on corporate governance and other legal matters. His clients have included many large and high-profile companies, such as General Motors, PG&E, PacifiCare Health Systems and USG Corporation.
“In recent years, Steve Neal has provided invaluable advice to LS&CO.’s board, and I am very pleased to welcome him now as a director,” said Haas. “Steve is a highly respected attorney with deep knowledge and broad experience in corporate governance. We look forward to benefiting from his seasoned perspectives.”
“Levi Strauss & Co. has a well-deserved corporate reputation for doing business distinctly and responsibly for more than 150 years,” said Neal. “I have tremendous respect and admiration for the Haas family and LS&CO., and look forward to working closely with the board and contributing to the company’s future success.”
Prior to joining Cooley Godward in 1995 and becoming CEO in 2001, Stephen was with Kirkland & Ellis in Chicago. He started there in 1973 and was a partner from 1978 until 1995. He received his J.D. from Stanford in 1973 after attending Harvard as an undergraduate.
Pat House
“At the same time we are adding two new directors, I am disappointed to announce the departure of Pat House,” said Haas. “Pat, one of our directors since 2003, has decided to leave the board as of the end of this year. She recently joined the Symphony Technology Group as an advisory board member and, coupled with her other professional and civic activities, unfortunately will no longer have the necessary time to devote to our business. I want to thank Pat for her insights, enthusiasm and commitment the past four years. She has been a great help during our business transformation.”
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LS&CO. Elects New Board Members/Add Two
October 4, 2007
Levi Strauss & Co. is one of the world’s largest brand-name apparel marketers with 2006 net revenues of $4.2 billion. The company manufactures and markets branded jeans and casual sportswear under the Levi’s®, Dockers® and Levi Strauss Signature® brands.
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